EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") is made as of
________________, 2004 by XFone USA, Inc., a Mississippi corporation (the "Employer"), and Wade Spooner, an individual (the "Executive").

                                    RECITALS

      The Executive is currently the Chairman, CEO, President and a principal shareholder of WS Telecom, Inc. and its wholly owned subsidiaries eXpeTel Communications, Inc. and Gulf Coast Utilities, Inc. (collectively the "Company"). Concurrently with the execution and delivery of this Agreement, the Company is being merged with and into the Employer pursuant to and in accordance with that certain Agreement and Plan of Merger dated ________________, 2004 among the Company, the Employer, XFone, Inc. (the "Parent") and the Executive and Ted Parsons (the "Merger Agreement"). The Executive's continued employment with the Employer after the merger and the Employee's execution of this Agreement is a condition to the consummation of the merger pursuant to the Merger Agreement by the Employer and the Parent. The Employer agrees to employ the Executive, and the Executive wishes to accept such continued employment, upon the terms and conditions set forth in this Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

      1.    DEFINITIONS

      For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

      "AGREEMENT"--this Employment Agreement, as amended from time to time.

      "AGGREGATE TRANSACTION CONSIDERATION" shall mean the total amount of cash and the fair market value as calculated for purposes of the transaction of all other property paid in connection with the transaction, but not including any amounts paid in connection with employment, consulting or similar agreements entered into in connection with the transaction.

      "BASIC COMPENSATION"--Salary and Benefits.

      "BENEFITS"--as defined in Section 3.1(b).

      "BOARD OF DIRECTORS"--the board of directors of the Employer.

      "CONFIDENTIAL INFORMATION" means any and all of the following with respect to the Employer, its Parent, the Company as predecessor to the Employer or any of their affiliates:

      (a) trade secrets concerning the business and affairs of the Employer, its Parent, the Company as predecessor to the Employer or any of their affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, any other confidential or proprietary information or data), and any other information, however documented, that is a trade secret within the meaning of any applicable federal or state laws; and

      (b) information concerning the business and affairs of the Employer, its Parent, the Company as predecessor to the Employer or any of their affiliates (which includes but is not limited to historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, interconnect agreements, supply sources, marketing, production or merchandising systems or plans), however documented; and

      (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer, its Parent, the Company as predecessor to the Employer or any of their affiliates containing or based, in whole or in part, on any information included in the foregoing.

      "EFFECTIVE DATE"--the date stated in the first paragraph of the Agreement.

      "EXECUTIVE INVENTION"--any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period with Employer or its predecessor, the Company, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive's employment with the Employer, that is based upon or uses Confidential Information.

      "EXCESS PROFIT" shall mean, with respect to any Employment Year, the Pre-Tax Income for such Employment Year minus five percent (5%) of the Net Sales Revenue for such Employment


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

Year (excluding Net Sales Revenue attributable to acquisitions occurring on or after the Effective Date).

      "EMPLOYMENT PERIOD"--the term of the Executive's employment under this Agreement, and as used herein the term "Employment Year" means each twelve month period occurring during the employment period and "Employment Year 1" shall mean the first twelve months of employment from the Effective Date and "Employment Year 2" shall mean the 12 month period following Employment Year 1 and "Employment Year 3" shall mean the 12 month period following Employment Year 2.

      "FISCAL YEAR"--the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

      "FOR CAUSE"--as defined in Section 6.2.

      "FOR GOOD REASON"--as defined in Section 6.3.

      "INCENTIVE COMPENSATION"--as defined in Section 3.2.

      "NET SALES REVENUE" shall mean the gross sales revenue for the Employer reduced by any account receivable for such sales revenue which is more than 150 days old.

      "PARENT COMMON STOCK" shall mean shares of the common stock of Parent.

      "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

      "POST-EMPLOYMENT PERIOD"--as defined in Section 8.2.

      "PRE-TAX INCOME" shall mean the Employer's income from ordinary business operations (which will not include capital gains and other extraordinary income or gains and will not be reduced by extraordinary losses), less expenses, and other charges (except such expenses, and charges attributable to capital gains and other extraordinary income or gains excluded from the definition of "pre-tax income"), all as reflected on the Employer's books, and will be calculated without taking the payment of such Incentive Compensation into account for any purpose. The "Pre-tax Income" will be determined by the certified public accounting firm regularly engaged by the Employer, and such determination will be binding on the Employer and the Executive.

      "PROPRIETARY ITEMS"--as defined in Section 7.2(a)(iv).

      "SALARY"--as defined in Section 3.1(a).


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

      2.    EMPLOYMENT TERMS AND DUTIES

      2.1   EMPLOYMENT

      The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

      2.2   TERM

      Subject to the provisions of Section 6, the term of the Executive's employment under this Agreement will be three years, beginning on the Effective Date and ending on the third anniversary of the Effective Date.

      2.3   DUTIES

      The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors or Chairman of the Board, and will initially serve as President and Chief Executive Officer of the Employer. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. If the Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director or officer without additional compensation.

      3.    COMPENSATION

      3.1   BASIC COMPENSATION

      (a) Salary. The Executive will be paid an annual salary of $192,000.00 for Employment Year 1; $197,760.00 for Employment Year 2 and $203,693.00 for Employment Year 3 (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly, and shall be subject to all applicable withholding and other applicable taxes as required by law.

      (b) Benefits. The Executive will, during the Employment Period, be permitted to participate in such life insurance, hospitalization, major medical, and other Executive benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits").

      3.2   INCENTIVE COMPENSATION

      The Executive shall be eligible to earn additional incentive compensation ("Incentive Compensation") as set forth below:

      (a) Employment Year 1. Subject to fulfilling the requirements as set forth below, the Employer shall pay the Executive within 90 days of the end of Employment Year 1 Incentive Compensation equal to the greater of the following:

            (i) $100,000 if during Employment Year 1, Net Sales Revenue (excluding Net Sales Revenue attributable to acquisitions occurring on and after the Effective Date) of the Employer exceed by $2,000,000 or more the Net Sales Revenue for the twelve month period prior to the Effective Date and there is at least $150,000 of Pre-Tax Income for Employment Year 1; OR

            (ii) $200,000 if during Employment Year 1, Net Sales Revenue (excluding Net Sales Revenue attributable to acquisitions occurring on and after the Effective Date) of the Employer exceed by $4,000,000 or more the Net Sales Revenue for the twelve month period prior to the Effective Date and there is at least $400,000 of Pre-Tax Income for Employment Year 1; OR

            (iii) An amount equal to one-third (1/3) of the Excess Profit for Employment Year 1 if during Employment Year 1 the Net Sales Revenue (excluding Net Sales Revenue attributable to acquisitions occurring on and after the Effective Date) of the Employer exceed by $7,000,000 or more the Net Sales Revenue for the twelve month period prior to the Effective Date.

      (b) Employment Year 2. Subject to fulfillment of the requirements as set forth below, the Employer shall pay the Executive within 90 days of the end of Employment Year 2 Incentive Compensation equal to the greater of the following:

            (i) $200,00 if during Employment Year 2, Net Sales Revenue (excluding Net Sales Revenue attributable to acquisitions occurring on and after the Effective Date) of the Employer exceed by $4,000,000 or more the Net Sales Revenue for Employment Year 1 and there is at least $400,000 of Pre-Tax Income for Employment Year 2; OR

            (ii) An amount equal to one-third (1/3) of the Excess Profit for Employment Year 2 if during Employment Year 2 the Net Sales Revenue (excluding Net Sales Revenue attributable to acquisitions occurring on and after the Effective Date) of the Employer exceed by $7,000,000 or more the Net Sales Revenue for Employment Year 1.

      (c) Employment Year 3. Subject to fulfillment of the requirements as set forth below, the Employer shall pay the Executive within 90 days of the end of Employment Year 3 Incentive Compensation equal to the following:

            (i) An amount equal to one-third (1/3) of the Excess Profit for Employment Year 3 if during Employment Year 3 the Net Sales Revenue (excluding Net Sales Revenue attributable to acquisitions occurring on and after the Effective
            Date) of the Employer exceed by $7,000,000 or more the Net Sales Revenue for Employment Year 2.

      Any Incentive Compensation paid pursuant to this Section 3.2 shall be subject to all withholdings and other applicable taxes as required by law.

      3.3   PARENT STOCK OPTION COMPENSATION

      (a) On the first business day of Employment Year 1, the Executive shall be granted and issued options for 600,000 shares of restricted Parent Common Stock (100,000 of which shall be attributable to Employment Year 1, 200,000 of which shall be attributable to Employment Year 2, and 300,000 of which shall be attributable to Employment Year 3) (the "Options"). The Options shall vest as follows: Options for 100,000 shares of restricted Parent Stock shall vest 3 years from the grant date, options for 200,000 shares of restricted Parent Stock shall vest 4 years from the grant date and options for 300,000 shares of restricted Parent Stock shall vest 5 years from the grant date. The stock options shall provide for a five (5) year term from the vesting date, a strike price that is 10% above the closing price of the Parent Common Stock on the date of issue of the Options.

      3.4   ACQUISITION BONUS

      For any acquisition of an existing business made by Employer during the Employment Period, then the Executive shall receive upon closing of the acquisition warrants for restricted Parent Common Stock with a value equal to 1.333% of the Aggregate Transaction Consideration of the acquisition. The value of the warrants shall be calculated one day prior to the closing of the acquisition assuming a 90% volatility of the underlying Parent Common Stock pursuant to the Black Scholes option - pricing model and shall vest six months from the date of issue. The warrants shall be convertible on a one-to-one basis into common stock with a term of five years, a strike price that is 10% above the closing price of the Parent Common Stock one day prior to the closing date of the acquisition.

      4.    FACILITIES AND EXPENSES

      The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive's duties under this Agreement.

      5.    VACATIONS AND HOLIDAYS

      The Executive will be entitled to three weeks' paid vacation each Employment Year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. Vacation must be taken by the Executive at such time or times as approved by the Chairman of the Board or Chief Executive Officer. The Executive will also be entitled to the paid holidays set forth in the Employer's policies. Up to five vacation days during any Employment Year that are not


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

used by the Executive during such Employment Year may be used in any subsequent Employment Year.

      6. TERMINATION

      6.1 EVENTS OF TERMINATION

      The Employment Period, the Executive's Basic Compensation, Incentive Compensation, any Parent Stock Options which have not vested, and Parent Stock Warrants which have not vested and any and all other rights of the Executive under this Agreement or otherwise as an Executive of the Employer will terminate (except as otherwise provided in this Section 6):

      (a) upon the death of the Executive;

      (b) for cause (as defined in Section 6.2), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or

      (c) for good reason (as defined in Section 6.3) upon not less than thirty days' prior notice from the Executive to the Employer.

      (d) upon termination of employment by Executive for any reason other than for good reason (as defined in Section 6.3).

      6.2 DEFINITION OF "FOR CAUSE"

      For purposes of Section 6.1, the phrase "for cause" means: (a) the Executive's breach of this Agreement which remains uncorrected for 30 days following notice from the Employer; (b) the Executive's failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; or (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

      6.3 DEFINITION OF "FOR GOOD REASON"

      For purposes of Section 6.1, the phrase "for good reason" means any of the following: (a) The Employer's material breach of this Agreement which is not cured within 30 days from the date of


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

notice from the Executive; or (b) the requirement by the Employer that the Executive be based anywhere other than in the State of Mississippi without the Executive's consent.

      6.4 TERMINATION PAY

      Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this
Section 6.4, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer. For purposes of this Section 6.4, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

      (a) Termination by the Executive for Good Reason. If the Executive terminates this Agreement for good reason, the Employer will pay the Executive the Executive's Salary for the remainder of the term of this Agreement (the "Remainder Term") as and when such salary would otherwise become due and payable. The Executive shall have the right to retain any Parent Stock Warrants previously granted pursuant to Section 3.4 and such Parent Stock Warrants shall immediately vest, but the Executive shall not have the right to any future Parent Stock Warrants as provided in Section 3.4 or any Incentive Compensation as provided in Section 3.2 for the Employment Year during which such termination occurs or any subsequent Employment Year. The Executive shall have the right to retain the options attributable as provided in Section 3.3 hereof for the Employment Year during which such termination occurs and any prior year and such options shall vest immediately, but the Employee shall not be entitled to retain the options attributable to any Employment Year subsequent to the Employment Year during which such termination occurred and such options shall expire. Notwithstanding the preceding sentence, if the Executive obtains other employment prior to the end of the Remainder Term, he must promptly give notice thereof to the Employer, and the Salary payments under this Agreement for any period after the Executive obtains other employment will be reduced by the amount of the cash compensation received and to be received by the Executive from the Executive's other employment for services performed during such period.

      (b) Termination by the Employer for Cause or Termination by Executive without Good Reason. If the Employer terminates this Agreement for cause or the Executive terminates his employment for any reason other than for good reason (as defined in Section 6.3), the Executive will be entitled to receive his Salary only through the date such termination is effective, and will not be


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

entitled to any Incentive Compensation, Parent Stock Options or Parent Stock Warrants for the Employment Year during which such termination occurs or any subsequent Employment Year and any Parent Stock Options granted to the Executive pursuant to Section 3.3 that have not vested and any Parent Stock Warrants granted to the Executive whether or not vested pursuant to Section 3.4 shall be cancelled.

      (c) Termination upon Death. If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs, but will not be entitled to receive any Incentive Compensation, Parent Stock Options pursuant to
Section 3.3 or Parent Stock Warrants pursuant to Section 3.4 for the Employment Year during which his death occurs or any subsequent Employment Year and any Parent Stock Options granted to the Executive pursuant to Section 3.3 that have not vested and any Parent Stock Warrants granted to the Executive whether or not vested pursuant to Sections 3.4 hereof shall be cancelled.

      (d) Benefits. The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Executive will only receive, as part of his termination pay pursuant to this Section 6, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement if the termination is due to the death of Executive or termination by the Executive for Good Reason per Section 6.3.

      6.5 TERMINATION DAMAGES PAYABLE BY EXECUTIVE

      The Executive and the Employer agree that it is impossible to determine with any reasonable accuracy the amount of the prospective damages to the Employer if the Executive's employment is terminated for any reason other than death or for good reason (as defined in Section 6.3) by the Executive (such termination referred to in this paragraph as "Executive Termination Without Cause"). In the event of any Executive Termination Without Cause, the Executive agrees to pay as liquidated damages to the Employer an amount equal as follows:

      (a) If the Executive Termination Without Cause occurs during Employment Year 1, then the Executive shall immediately pay to the Employer an amount equal to $1,329,000.00.

      (b) If the Executive Termination Without Cause occurs during Employment Year 2, then the Executive shall immediately pay to the Employer an amount equal to $886,000.00.

      (c) If the Executive Termination Without Cause occurs during Employment Year 3, then the Executive shall immediately pay to the Employer an amount equal to $443,000.00.


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

      7. NON-DISCLOSURE COVENANT; EXECUTIVE INVENTIONS; NON- COMPETE

      7.1 ACKNOWLEDGMENTS BY THE EXECUTIVE

      The Executive acknowledges that (a) during the Employment Period and his prior employment period with the Employer's predecessor, the Company, and as a part of his employment with the Employer and its predecessor, the Company, the Executive was and will continue to be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Executive Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Executive Invention; (d) the Parent and Employer have each required that the Executive make the covenants in this Section 7 as a condition to the merger pursuant to the Merger Agreement; and (e) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Executive Inventions.

      7.2 AGREEMENTS OF THE EXECUTIVE

      In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants (in addition to but not in lieu of the covenants given under that certain Confidentiality, Non-Solicitation and Work-For-Hire Agreement dated 6/11/02 which the Executive agrees shall continue in favor of the Employer) as follows:

      (a) Confidentiality.

            (i) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

            (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under any applicable federal or state trade secret law and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.


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

            (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

            (iv) The Executive will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

      (b) Executive Inventions. Each Executive Invention will belong exclusively to the Employer. The Executive acknowledges that all of the Executive's writing, works of authorship, and other Executive Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Executive Inventions. The Executive covenants that he will promptly:

            (i) disclose to the Employer in writing any Executive Invention;

            (ii) assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Executive's right to the Executive Invention for the United States and all foreign jurisdictions;

            (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Executive Invention in the United States and any foreign jurisdictions;

            (iv) sign all other papers necessary to carry out the above obligations; and

            (v) give testimony and render any other assistance in support of the Employer's rights to any Executive Invention.


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

      7.3 DISPUTES OR CONTROVERSIES

      The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

      8. NON-COMPETITION AND NON-INTERFERENCE

      8.1 ACKNOWLEDGMENTS BY THE EXECUTIVE

      The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer's business is currently regional in scope and its products are marketed or may be marketed throughout the States of Mississippi, Alabama, Louisiana, Georgia, Tennessee, Florida, Kentucky, North Carolina or South Carolina (the "Restricted Area"); (c) the Employer competes with other businesses that are or could be located in any part of the Restricted Area; (d) the Parent and Employer have each required that the Executive make the covenants set forth in this Section 8 as a condition to the merger under the Merger Agreement; and (e) the provisions of this Section 8 are reasonable and necessary to protect the Employer's business.

      8.2 COVENANTS OF THE EXECUTIVE

      In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

      (a) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, directly or indirectly, either for himself or for any partnership, limited liability company, individual, corporation, joint venture or any other entity or person "participate in" (as defined below) any business (including, without limitation, any division, group or franchise of a larger organization) which engages in the "Telecommunications Business" in the Restricted Area. For purposes of this Agreement, "Telecommunications Business" shall mean the business of providing any type of telecommunication services or internet access services to any person or customer within the Restricted Area, including, without limitation, local, long distance, broadband, dial up data services, wireless, DSL, Voice-over-Internet Protocol
(VoIP) and any other service or product being offered or provided by the Employer or the Parent or any of their respective affiliates. For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, limited liability company, joint venture or other entity, whether as a sole proprietor, owner, shareholder, partner, member, manager, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual corporation, partnership, limited liability company, joint venture and other business entity (whether as a director, officer, manager, supervisor, Executive, agent, consultant or otherwise). Notwithstanding the foregoing, nothing in this Section 8.2(a) shall prohibit Executive from owning not more than five percent (5%) of the debt or equity securities of a publicly traded corporation which may compete with the Employer or the Parent.

      (b) whether for the Executive's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer or its Parent or any of their affiliates, from any person known by the Executive to be a customer of the Employer or its Parent or any of their affiliates, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;

      (c) whether for the Executive's own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an Executive, independent contractor, or otherwise, any person who is or was an Executive of the Employer at any time during the Employment Period or in the period of employment with the Employer's predecessor or in any manner induce or attempt to induce any Executive of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period and for the Post-Employment Period, interfere with the Employer's relationship with any person, including any person who at any time during the Employment Period or the period of employment with the Employer's predecessor was an Executive, contractor, supplier, or customer of the Employer or its predecessor; or

      (d) at any time during or after the Employment Period, disparage the Employer or its Parent or any of their affiliates or any of their respective shareholders, directors, officers, Executives, or agents.

      For purposes of this Section 8.2, the term "Post-Employment Period" means the two (2) year period beginning on the date of termination of the Executive's employment with the Employer.

      If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

      The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

      The Executive will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Executive's


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

employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

      (e) If at any time during the Employment Period and the Post-Employment Period, Executive desires to participate in an activity that he believes might be prohibited by this Section 8.2, such person may request in writing (a "Clarification Request") a determination by Employer as to whether such proposed activity would violate this Section 8.2. Employer shall respond in writing to such Clarification Request (a "Clarification Response") within thirty (30) days of receipt thereof.

      9.    GENERAL PROVISIONS

      9.1   INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

      The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this
Section 9 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

      9.2   COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT
            COVENANTS

      The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Parent and Employer would not have consummated the merger under the Merger Agreement and the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

      The Executive's covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against the Parent, will not excuse the Executive's breach of any covenant in Section 7 or 8.

      If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.


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

      9.3   REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

      (a) The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

      (b) The Employer represents and warrants to the Executive that the execution and delivery by the Employer of this Agreement do not, and the performance by the Employer of the Employer's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employer; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employer is a party or by which the Employer is or may be bound.

      9.4   OBLIGATIONS CONTINGENT ON PERFORMANCE

      The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

      9.5   WAIVER

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

      9.6   BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

      This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be


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

transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

      9.7   NOTICES

      All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

      If to Employer:

                  XFone, Inc.
                  Britannia House
                  960 High Road
                  London, N129RY
                  United Kingdom
                  Attention:        Guy Nissenson
                  Telephone:        +44 208-446-9494
                  Facsimile:        +44 208-446-7010
                  Email:            guy@xfone.com

                  with a copy to:

                  The Oberon Group, LLC
                  79 Madison Ave., 6th Floor
                  New York, NY 10016
                  Attention:        Adam Breslawsky
                  Telephone:        212-386-7052
                  Facsimile:        212-447-7212
                  Email:            adam@oberongroup.com

                  Watkins Ludlam Winter & Stennis, P.A.
                  633 North State Street (39202)
                  P. O. Box 427
                  Jackson, MS 39205-0427
                  Attention: Gina M. Jacobs
                  Telephone: 601-949-4705
                  Facsimile: 601-949-4804
                  Email:     gjacobs@watkinsludlam.com


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

      If to the Executive:

                  Wade Spooner
                  153 Bellepointe
                  Madison, MS 39110
                  Telephone:        601-898-4722 (H)
                  Facsimile:        509-271-7741
                  Email:            wspooner@expetel.com

      9.8   ENTIRE AGREEMENT; AMENDMENTS

      This Agreement, the Merger Agreement, and the documents executed in connection with the Merger Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

      9.9   GOVERNING LAW

      This Agreement will be governed by the laws of the State of Mississippi without regard to conflicts of laws principles.

      9.10  JURISDICTION

      Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Mississippi, or, if it has or can acquire jurisdiction, in any of the United States District Courts in Mississippi, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

      9.11  SECTION HEADINGS, CONSTRUCTION

      The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      9.12  SEVERABILITY

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any


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

provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      9.13  COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      9.14  WAIVER OF JURY TRIAL

      THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

      9.15  IRREVOCABLE PROXY FROM EXECUTIVE

      As a condition to the employment of the Executive, the Executive shall have entered into an Irrevocable Proxy in form reasonably satisfactory to Parent in which the Executive agrees to irrevocably appoint Guy Nissenson or such other party designated by Parent as proxy to vote the Executive's Parent Common Stock or any Parent Common Stock issued to or acquired hereafter by the Executive whether from the exercise of any of the Parent Stock Warrants or any other stock options or warrants granted hereafter or otherwise until such time as the Executive sells such Parent Common Stock.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER:                               EXECUTIVE:

XFone USA, Inc.

By:________________________________     ________________________________________
   Guy Nissenson, President             Wade Spooner, Individually


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